Exhibit 99.1

Genie Energy Unveils Insurance Strategy

NEWARK, NJ – January 26, 2024:  Genie Energy, Ltd. (NYSE: GNE), a leading retail energy and renewable energy solutions provider, today announced an expansion of its consumer product portfolio and the formation of a “captive” self-insurance subsidiary to enhance the Company’s risk management strategy.

“Building on our strong financial performance over the past two years, we’ve identified potential opportunities to create incremental shareholder value,” said Michael Stein, Genie’s CEO. “We have built a large retail customer base through our traditional energy supply and solar sales organizations while, on a more modest level, cross-marketing other consumer products and services to this loyal base for enhanced returns. We are now expanding on this strategy by creating insurance-related businesses, including internally generated and third-party offerings, to distribute through our retail channels.”

Genie announced that it has formed a wholly-owned captive insurance subsidiary. In the fourth quarter of 2023, Genie paid this captive entity $51 million in premiums for insurance coverage of various risks.

As required by GAAP, Genie will record a one-time, non-recurring, non-cash charge of approximately $45 million in the fourth quarter as an insurance loss reserve related to the coverage provided to Genie by the captive entity. While this loss reserve will be reflected in Genie’s financial results under GAAP, the Company does not expect this charge to impact its Adjusted EBITDA results for the fourth quarter or full year 2023.

“Despite the initial impacts of these initiatives on our 2023 GAAP results related to the insurance loss reserve, we are excited about these initiatives and look forward to their positive contributions beginning in 2024,” added Stein.

The $51 million in premium payments to the “captive” insurance subsidiary will remain on Genie’s consolidated balance sheet within its reported measure of consolidated cash, restricted cash, and marketable equity securities. The funds will be available for investment as determined by Genie management to support the Company’s corporate strategic objectives.

Genie expects to report a year-end 2023 balance of approximately $165 million (unaudited) in consolidated cash, restricted cash, and marketable equity securities, compared to $121 million at year-end 2022 (including approximately $16 million in cash from discontinued operations). The expected figure is an estimate and is subject to change as Genie completes its fourth quarter and full-year financial statements and the audit of its annual statements.

About Genie Energy Ltd.

Genie Energy Ltd., (NYSE: GNE) is a retail energy and renewable energy solutions provider. The Genie Retail Energy division supplies electricity, including electricity from renewable resources, and natural gas to residential and small business customers in the United States. The Genie Renewables division is a vertically-integrated provider of commercial, community, and utility-scale solar energy solutions. For more information, visit Genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Brian Siegel IRC, MBA

Senior Managing Director

Hayden IR

(346) 396-8696

brian@haydenir.com